EXHIBIT 99.1

Press Release

Wind Works Power Corp. Acquires 2 New Wind Projects in Germany

July 20, 2011

OTTAWA, ONTARIO--(MARKET WIRE)—July 20, 2011 – Wind Works Power Corp. (OTC BB:WWPW.OB - News)(Frankfurt:R5E1.F - News)(WKN: A0RPM2) is pleased to announce that they have acquired two new projects in Germany, the 15 megawatt (MW) Rock project and the 6MW Raberg project.

Rock is a 15MW project located near Magdeburg in the eastern part of Germany. It is a 50:50 co-development partnership with a German developer and all costs will be shared on an equal basis.

Raberg is a 6MW joint venture project located near Frankfurt, Germany. Wind Works has advanced 10% of the purchase price (45,000 Euro), and is eligible to increase its interests to 50% by funding an additional 405,000 Euro in development costs, subject to milestones.

Both projects are expected to be fully permitted by the middle of 2012, with an expected start date for construction in the Fall of 2012. Total investment for the combined 21MW will be 36 Million Euro (approximately US $50 Million) once built.

“With these two new projects, we now have a total of 31 MW of advanced-stage projects in Germany, the first of which will commence construction this Fall”, comments Dr. Ingo Stuckmann, Wind Works’ President and CEO. “Our objective is to continue increasing our market exposure in Germany given the conservative-liberal governments’ recent decision to phase out nuclear and largely substitute with wind energy.”

About Wind Works * Zero Emission People

Our mission is to provide the opportunity for people to participate in the development of renewable wind energy projects. We believe in making sound, environmentally conscious investments that are good for our shareholders and our planet. To eliminate one person`s carbon footprint of 10 tons each year (for Germany), it only takes a modern windmill 1 day by producing approx. 20,000 kilowatt hours of zero emission energy. For more information, please visit: www.windworkspower.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.